UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 2, 2005

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01. Entry into a Material Definitive Agreement.

On November 2, 2005, the Compensation and Management Development Committee (the "Committee") of the Board of Directors of Conexant Systems, Inc. (the "Company") adopted an annual broad-based employee bonus program in which the Company’s named executive officers will be participants together with other employees. Also, on November 2, 2005, the Committee vested the 2005 Performance Share Award for Dwight W. Decker, the Company’s Chairman of the Board and Chief Executive Officer.

2006 Peak Performance Incentive Plan:

On November 2, 2005, the Committee adopted the 2006 Peak Performance Incentive Plan (the "Plan"), an annual broad-based employee bonus program, for the fiscal year ending September 29, 2006. All named executive officers and employees worldwide are eligible to participate in the Plan except for employees who are covered by the Company’s Sales Incentive Plan or employees that are subject to a separate bonus plan (such as for a specific geographic location or line or business). Each eligible employee, including named executive officers, will be eligible to receive an annual bonus award based upon the employee’s bonus target, the employee’s performance during fiscal 2006, and the size of an incentive pool that the Committee approves for the payment of bonuses for fiscal 2006 performance. For fiscal year 2006, the financial measure that will be the main determinant of whether or not there will be an incentive pool (i.e., an amount available for payments under the Plan) will be the achievement of certain levels of core operating profit. At the end of fiscal year 2006, the Committee, in its sole discretion, may modify the incentive pool which may be more or less than the amount determined solely by reference to the initial core operating profit performance metric. In exercising its discretion to determine the incentive pool amount, if any, the Committee will consider all circumstances then existing that it deems relevant, including, but not limited to, the achievement of the certain 2006 operating profit goals, market conditions, forecasts, and anticipated expenses to be incurred or payable during the fiscal year.

A copy of the Plan is attached to this Report as Exhibit 10.1.

CEO 2005 Performance Share Award:

On March 10, 2005, the Company entered into the Amended and Restated Employment Agreement (the "Agreement") with Dwight W. Decker, its Chairman of the Board and Chief Executive Officer. Pursuant to that Agreement, Mr. Decker was issued a performance share award covering 275,000 shares of Conexant common stock. This performance share award was made in lieu of a cash bonus for fiscal year 2005. On May 4, 2005, the Committee established the criteria for the performance share award to be used to determine the vesting of the award. On November 2, 2005, the Committee determined that, based upon its assessment of Mr. Decker’s 2005 performance, the performance share award will vest as of November 2, 2005 and the value of the award will be delivered to Mr. Decker in the form of shares of the Company’s common stock (net of applicable taxes). In making its determination, the Committee considered a number of factors in assessing Mr. Decker’s performance, including, but not limited to, achievement and progress in the areas of strategic planning, financial results, reducing operating expenses, leadership and investor relations. Mr. Decker was also recognized for stabilizing the business by consistently meeting the Company’s quarterly revenue targets for 2005, improving margins and making major progress against key Company goals. As described more fully in its October 27, 2005 Press Release, the Company successfully concluded the fiscal year of recovery and achieved core net income profitability one quarter ahead of schedule. Additionally, the Committee recognized that concluding the second phase of the three phase recovery one quarter ahead of plan will allow the Company to turn its full attention to the third and final phase – achievement of double-digit core operating margins by the end of calendar year 2006.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Shortly before November 2, 2005, Depanjan Deb had informed Dwight W. Decker, the Company's Chairman of the Board, of his desire not to stand for re-election to the Board of Direcotors so that he may have more time to pursue other interests. On November 2, 2005, the Board accepted Mr. Deb's decision and did not nominate him to stand for re-election as a director in Class I, whose term expires on February 22, 2006. Mr. Deb will continue to serve on the Board until the opening of buiness on February 22, 2006. On November 2, 2005, the Board of Directors also resolved to decrease its size by one director, effective as of the time that Mr. Deb's term on the Board ends.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

November 7, 2005	By:	Dennis E. O'Reilly

Name: Dennis E. O'Reilly
Title: Senior Vice President, Chief Legal Officer and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	2006 PeaK Performance Incentive Plan